Exhibit 10.2
FIFTH AMENDMENT TO LEASE
     This Fifth Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of August 24, 2006 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Metropolitan”), as Landlord (“Landlord”), and MAXYGEN, INC., a Delaware corporation (“Maxygen”), as Tenant (“Tenant”), with reference to the following facts (“Recitals”):
     A. Landlord and Tenant entered into that Lease (the “Original Lease”) dated as of October 21, 1998 for certain premises consisting of the entire building known as 515 Galveston Drive (the “Original Premises” or “515 Galveston Premises”) Redwood City, California, as amended by that First Amendment to Lease dated as of February 26, 1999 (the “First Amendment”) for the lease of Expansion Space A (which may also be referred to as the “220 Penobscot Premises”), that certain written Second Amendment To Lease dated October 24, 2000 (the “Second Amendment”) for the lease of Expansion Space B (which may also be referred to as the “200 Penobscot Premises”), that certain written Third Amendment To Lease dated October 22, 2003 (the “Third Amendment”) for the surrender of all of the 220 Penobscot Premises and part of the 200 Penobscot Premises, and that certain written Fourth Amendment To Lease dated December, 2004 (the “Fourth Amendment”) for extension of the Term of the 515 Galveston Premises, all as more particularly described in the Original Lease, First Amendment, Second Amendment, Third Amendment and Fourth Amendment (collectively, the “Existing Lease”, and the Premises as of the Execution Date is collectively referred to as the “Premises”).
     B. Landlord and Tenant desire to extend the current Term for the Premises, which is also known as the 515 Galveston Premises and which consists of an agreed 31,166 square feet of Rentable Area, and provide for other amendments of the Existing Lease as more particularly set forth below.
     NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.
     Section 2. Extension of Term for 515 Galveston Premises. Notwithstanding any provision of the Existing Lease to the contrary, Landlord and Tenant acknowledge and agree as follows:
     (a) The current Term pursuant to the Existing Lease will expire on February 24, 2007.
     (b) The Term is hereby extended for the period of twenty-four (24) months and four (4) days (the “Second Extended Term”) commencing on February 25, 2007 (the “Second Extension Commencement Date”) and expiring February 28, 2009 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease.
     (c) Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease are hereby deleted as of the Execution Date, and without limiting the generality of the foregoing, Tenant and Landlord acknowledge and agree that the Option to Extend set forth in Section 12 of the Fourth Amendment is hereby deleted as of the Execution Date and is replaced with the Option to Extend set forth below in this Amendment.
     Section 3. Monthly Base Rent for Second Extended Term. Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Second Extension Commencement Date and continuing through the Expiration Date of the Second Extended Term, the amount of Monthly Base Rent due and payable by Tenant for the Premises shall be as set forth in the table below:

	Monthly Installment of
Period from/to (inclusive)	Monthly Base Rent	Monthly Rate/Rentable Sq. Ft.
Months 01 — 12	$61,085.36	$1.96
Months 13 — 24	$68,565.20	$2.20
     Section 4. Tenant’s Share of Operating Expenses. Notwithstanding any provision of the Existing Lease to the contrary, the parties acknowledge and agree that the Rentable Area of Phase I is 301,824, and commencing on the Second Extension Commencement Date and continuing through the Expiration Date of the Second Extended Term, Tenant shall continue to pay Tenant’s Share of Operating Expenses as set forth in Article Four of the Existing Lease, and as of the Second Extension Commencement Date, Tenant’s Share for the Premises continues to be as follows:

Tenant’s Building Share:	100.00%
Tenant’s Phase Share:	10.33%
Tenant’s Project Share:	5.80%

     Section 5. “AS IS” Condition. Tenant acknowledges that Tenant presently occupies and has occupied the 515 Galveston Premises since the Commencement Date of the Original Lease. Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Second Extended Term and accepts the Premises in its “AS IS” condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except that Landlord agrees to replace eleven (11) rooftop package air conditioning (“AC”) units, identified as AC 1, 2, 3B, 4, 5, 6, 7, 8, 9, 10 and 11, with new gas units of equal capacity, install new thermostat and low voltage wiring, fabricate and install sheet metal ductwork transitions for side discharge units, reconnect existing gas piping, reconnect existing conduit and wiring for high voltage power and reconnect existing condensate lines. Landlord shall commence such replacement prior to the end of 2006.
     Section 6. Option to Extend.
     (a) Landlord hereby grants Tenant a single option to extend the Second Extended Term of the Lease for an additional period of one (1) year (such period may be referred to as the “Option Term”), as to the entire Premises as it may then exist, upon and subject to the terms and conditions of this Section (the “Option To Extend”), and provided that at the time of exercise of such right: (i) Tenant must be in occupancy of the entire Premises; and (ii) Tenant then has a liquid net worth of no less than Forty Million Dollars ($40,000,000.00), and such determination of liquid net worth shall count as assets of Tenant only cash, cash equivalents and liquid investments, and such determination shall be certified by Tenant’s Chief Financial Officer, and supported by Tenant’s financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising its right hereunder. Such supporting financial statements to be delivered to Landlord shall consist of Tenant’s audited financial statements for the most-recent, completed fiscal year, and Tenant’s financial statements for all fiscal quarters completed after the end of the most-recent, completed fiscal year and before the date of Tenant’s Election Notice, with the financial statements for the most-recent, completed quarter certified by Tenant’s Chief Financial Officer.
     (b) Tenant’s election (the “Election Notice”) to exercise the Option To Extend must be given to Landlord in writing no earlier than the date which is six months (6) months before the Expiration Date and no later than the date which is three (3) months before the Expiration Date. If Tenant either fails or elects not to exercise its Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void.
     (c) The Option Term shall commence immediately after the expiration of the preceding Term of the Lease. Tenant’s leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that (i) Tenant shall pay the “Option Term Rent”, defined and determined in the manner set forth in the immediately following Subsection; (ii) the Security Deposit shall be increased to an amount that is the same percentage or proportion of Option Term Rent as the prior amount of Security Deposit was in relation to Rent for the Term prior to the Option Term, but in no event shall the Security Deposit be decreased; and (iii) Tenant shall accept the Premises in its “as is” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor, except to the extent tenants leasing space in Comparable Transactions receive an allowance pursuant to the definition of Fair Market Rental Rate defined in Exhibit A hereto, provided, however, Landlord by notice given to Tenant within thirty (30) days after final determination of the Fair Market Rental Rate, may elect to provide, in lieu of such allowance for alterations to the Premises, a rent credit equal to the amount of the allowance that would have otherwise been given, credited toward the rents applicable only to the Premises and due starting after such rent obligation commences. If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the preceding Term as extended by the Option Term unless the context clearly requires otherwise.
     (d) The Option Term Rent shall mean the sum of the Monthly Base Rent at the Fair Market Rental Rate (as defined in Exhibit A) plus Rent Adjustments and/or certain Operating Expenses (if applicable, based upon a step-up to change the base year or base amount for calculation of Operating Expenses in connection with determination of the Fair Market Rental Rate) plus other charges pursuant to the Lease payable to Landlord. The determination of Fair Market Rental Rate and Option Term Rent shall be made by Landlord, in the good faith exercise of Landlord’s business judgment. Within forty-five (45) days after Tenant’s exercise of the Option To Extend, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rental Rate and Option Term Rent for the Premises. Tenant may, within fifteen (15) days after receipt thereof, deliver to Landlord a written notice either: (i) accepting Landlord’s determination, in which case the extension shall be effective and binding (subject to Subsection (g) below) at the accepted rate; or (ii) setting forth Tenant’s good faith estimate, in which case Landlord and Tenant will promptly confer and attempt to agree upon the Fair Market Rental Rate and Option Term Rent. Tenant’s failure to timely deliver such notice within such fifteen (15) day period shall be deemed its cancellation of the Option. In the event Tenant has delivered notice setting forth Tenant’s different estimate, but no agreement in writing between Tenant and Landlord on Fair Market Rental Rate and Option Term Rent is reached within thirty (30) days after Landlord’s receipt of Tenant’s estimate, the Fair Market Rental Rate shall be determined in accordance with the terms of Exhibit A.
     (e) Promptly after final determination of the Fair Market Rental Rate, Landlord shall prepare a memorandum confirming the specific dates, amounts and terms of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend, in the form of an amendment to the Lease, and Tenant shall execute such amendment within five (5) business days after Landlord and Tenant agree to the form of the proposed amendment and Landlord shall execute it promptly after Tenant. Notwithstanding any of the foregoing to the contrary, the failure of Landlord to prepare such amendment or of either party to execute an amendment shall not affect the validity and effectiveness of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend.

     (f) This Option to Extend is personal to Maxygen, Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity except an assignee of the Lease which is a Tenant Affiliate and has satisfied the requirements of Article Ten of the Lease applicable to a Tenant Affiliate.
     (g) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, with the effect of canceling and voiding any prior or subsequent exercise so this Option to Extend is of no force or effect:
     (i) Tenant’s failure to timely exercise the Option to Extend in accordance with the provisions of this Section.
     (ii) The existence at the time Tenant exercises the Option to Extend of any default on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default.
     (iii) Tenant’s third default under the Lease prior to the time Tenant exercises the Option to Extend, notwithstanding that all such defaults may subsequently be cured.
     (h) Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.
     Section 7. Brokers. Landlord represents that it has had no dealings with any real estate broker or agent in connection with this Amendment except for Cornish & Carey Commercial which represents Landlord (“Landlord’s Broker”), and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Landlord agrees to indemnify, protect, defend and hold harmless Tenant against and from all claims, liability, loss, damage, cost and expense arising out of any claims for brokerage commissions or fees by any broker or agent claiming to represent Landlord in connection with the subject matter of this Amendment. Tenant represents that it has had no dealings with any real estate broker or agent in connection with this Amendment except for Landlord’s Broker, and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Tenant agrees to indemnify, protect, defend and hold harmless Landlord against and from all claims, liability, loss, damage, cost and expense arising out of any claims for brokerage commissions or fees by any broker or agent claiming to represent or to have dealt with Tenant (except Landlord’s Broker) in connection with the subject matter of this Amendment. The foregoing representations and obligations shall survive the expiration or sooner termination of the Lease.
     Section 8. Time of Essence. Without limiting the generality of any other provision of the Lease, time is of the essence to each and every term and condition of this Amendment.
     Section 9. Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.
     Section 10. Effect of Headings; Recitals; Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.
     Section 11. Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.
     Section 12. Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

     Section 13. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	MAXYGEN, INC.,
a Delaware corporation

	By:	/s/	Russell J. Howard

Print Name: Russell J. Howard
Title: Chief Executive Officer
(Chairman of Board, President or Vice President)

	By:	/s/	Lawrence W. Briscoe

Print Name: Lawrence W. Briscoe
Title: Chief Financial Officer
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/	Joel R. Redmon

Print Name: Joel R. Redmon
Title: Assistant Vice President

EXHIBIT A
FAIR MARKET RENTAL RATE
     1. Definition of Fair Market Rental Rate. “Fair Market Rental Rate” shall mean the Monthly Base Rent equal to the monthly base rental per rentable square foot which a tenant would pay and which a willing landlord would accept for space comparable to the Premises in the Building and in other buildings of class A standards in Seaport Centre and along the Highway 101 corridor in Redwood City, Redwood Shores, San Carlos and Belmont (the “Applicable Market”) for the period for which such rental is to be paid and for a lease on terms substantially similar to those of the Lease (including, without limitation, those applicable to Taxes, Operating Expenses and exclusions, but also considering so-called net and triple net leases, and leases utilizing operating expense stops or base years, and making appropriate adjustment between such leases and this Lease, as described below), based on prevailing market conditions in the Applicable Market at the time such determination is made (“Comparable Transactions”). Without limiting the generality of the foregoing, Comparable Transactions shall be for a term similar to the term of tenancy and for space comparable in use, floor levels, view and orientation, square footage and location within the Building and in the Applicable Market as the transaction for which Fair Market Rental Rate is being determined; however, leases of unusual or odd shaped spaces shall not be considered. In any determination of Fair Market Rental Rate, the stated or contract monthly net or base rental in Comparable Transactions shall be appropriately adjusted to take into account the different terms and conditions prevailing in such transactions and those present in the Lease, including, without limitation: (a) the extent to which average annual expenses and taxes per rentable square foot payable by tenants in Comparable Transactions vary from those payable by Tenant under the Lease, and so, for example, if the Lease provides for payment of Rent Adjustments and/or certain Operating Expenses on the basis of increases over a base year, then the rate of Monthly Base Rent under the Lease shall be based upon a step-up to change the calendar year which serves as the base year for calculation of the base for such Operating Expenses for the Option Term to be the full calendar year in which the Option Term commences, and such step-up shall be considered in the determination of the Fair Market Rental Rate; (b) tenant improvements, value of existing tenant improvements, the concessions, if any, being given by landlords in Comparable Transactions, such as parking charge abatement, free rent or rental abatement applicable after substantial completion of any tenant improvements (and no adjustment shall be made for any free or abated rent during any construction periods), loans at below-market interest rates, moving allowances, space planning allowances, lease takeover payments and work allowances, as compared to any tenant improvement, refurbishment or repainting allowance given to Tenant under the Lease for the space for which Fair Market Rental Rate is being determined; (c) the brokerage commissions, fees and bonuses payable by landlords in Comparable Transactions (whether to tenant’s agent, such landlord or any person or entity affiliated with such landlord), as compared to any such amounts payable by Landlord to the broker(s) identified with respect to the transaction for which Fair Market Rental Rate is being determined; (d) the time value of money; (e) any material difference between the definition of rentable area and the ratio of project rentable to useable square feet in Comparable Transactions, as compared to such figures applicable to the space for which Fair Market Rental Rate is being determined; and (f) the extent to which charges for parking by tenants in Comparable Transactions vary from those payable by Tenant under the Lease.
     2. Sealed Estimates. In the event the Lease requires Fair Market Rental Rate to be determined in accordance with this Exhibit, Landlord and Tenant shall meet within ten (10) business days thereafter and each simultaneously submit to the other in a sealed envelope its good faith estimate of Fair Market Rental Rate (the “Estimates”). If the higher Estimate is not more than one hundred five percent (105%) of the lower Estimate, then Fair Market Rental Rate shall be the average of the two Estimates. If such simultaneous submission of Estimates does not occur within such ten (10) business day period, then either party may by notice to the other designate any reasonable time within five (5) business days thereafter and any reasonable place at or near the Building for such meeting to take place. In the event only one party submits an Estimate at that meeting, such Estimate shall be Fair Market Rental. In the event neither party submits an Estimate at that meeting, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect.
     3. Selection of Arbitrators. If the higher Estimate is more than one hundred five percent (105%) of the lower Estimate, then either Landlord or Tenant may, by written notice to the other within five (5) business days after delivery of Estimates at the meeting, require that the disagreement be resolved by arbitration. In the event neither party gives such notice, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect. Within five (5) business days after such notice, the parties shall select as arbitrators three (3) mutually acceptable independent MAI appraisers with experience in real estate activities, including at least five (5) years experience in appraising comparable space in the Applicable Market (“Qualified Appraisers”). If the parties cannot timely agree on such arbitrators, then within the following five (5) business days, each shall select and inform the other party of one (1) Qualified Appraiser and within a third period of five (5) business days, the two appraisers (or if only one (1) has been duly selected, such single appraiser) shall select one (1) (or two (2), if applicable) additional Qualified Appraisers to constitute a panel with a total of three Qualified Appraisers, which three arbitrators shall proceed to determine Fair Market Rental Rate pursuant to Section 4 of this Exhibit. Both Landlord and Tenant shall be entitled to present evidence supporting their respective positions to the panel of three arbitrators.
     4. Arbitration Procedure. Once a panel of arbitrators has been selected as provided above, then as soon thereafter as practicable each arbitrator shall select one of the two Estimates as the one which, in its opinion, is closer to Fair Market Rental Rate. Upon an Estimate’s selection by two (2) of the arbitrators, it shall be the applicable Fair Market Rental Rate and such selection shall be binding upon Landlord and Tenant. If the arbitrators collectively determine that expert advice is reasonably necessary to assist them in determining Fair Market Rental Rate, then they may retain one or more qualified persons, including but not limited to legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose Estimate is not chosen by the arbitrators shall pay the costs of the arbitrators and any experts retained by the arbitrators. Any

Exhibit A — Page 1

fees of any counsel or expert engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.
     5. Rent Pending Determination of Fair Market Rental Rate. In the event that the determination of Fair Market Rental Rate has not been concluded prior to commencement of the applicable rental period for the applicable space for which the Fair Market Rental Rate is being determined, Tenant shall pay Landlord Monthly Base Rent and Rent Adjustment Deposits as would apply under Landlord’s Estimate pursuant to Section 2 of this Exhibit until the Fair Market Rental Rate is determined. In the event that the Fair Market Rental Rate subsequently determined is different from the amount paid for the applicable period, then within thirty (30) days after such determination, Tenant shall pay Landlord any greater amounts due and Landlord shall credit Tenant (against the next Monthly Base Rent installments due) for any reduction in the amounts due.

Exhibit A — Page 2